Exhibit 99.1

Real Goods Solar Reports First Quarter Fiscal 2009 Results

Boulder, CO, May 6, 2009 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential solar energy integrator, announced today results for its first quarter ended March 31, 2009.

Revenue for the first quarter of 2009 increased 45.1% to $9.5 million from $6.6 million recorded in the same period last year, primarily due to acquisitions.

Gross profit increased to $2.3 million, or 24.2% of revenue, for the quarter from $1.8 million, or 28.0% of revenue, in the comparable period last year. The decrease in gross margin percentage primarily reflects the consolidation of acquisitions, which have traditionally produced lower gross profit margins.

Operating expenses as a percent of revenue increased to 47.8% for the quarter, from 35.4% in the comparable period last year. This increase primarily reflects the impact of the consolidation of the acquisition of Regrid Power during the fourth quarter of 2008, integration costs related to the Company’s 2008 acquisitions, severance costs from a reduction in work force, and the incremental costs associated with being a public company.

Net loss for the first quarter was $1.4 million, or $0.08 per share, as compared to a net loss of $0.3 million, or $0.03 per share, for the same period last year.

Results for the first quarter of 2008 do not include Real Goods’ acquisitions of Independent Energy Systems and Regrid Power, related integration costs, nor any of the costs associated with being a public company.

“The first quarter is generally our slowest quarter of the year due to seasonality, winter weather and shorter installation days,” commented Tom McCalmont, Chief Executive Officer. “This effect was magnified during the first quarter of 2009 by the very challenging economic environment. However, as the sun has come out this spring and our new marketing initiatives have taken hold, we have begun to see some initial momentum in sales and we are hopeful that this trend will continue as we enter into the prime summer selling months. While our optimism remains cautious, we are encouraged by the signing of a number of significant sales contracts during the last sixty days, representing over $30 million of revenue.”

“During the first quarter we remained highly focused on acquisition integration, which included further reductions in headcount, centralization of corporate functions, standardization of products and processes, and a drive towards improved operational efficiencies,” said Erik Zech, Chief Financial Officer. “Additionally, we implemented significant improvements to the cost structure of our organization and expect to see initial benefits from these improvements during the second quarter. The continuing acquisition integration and cost saving initiatives have further positioned us to weather the recession and to drive future profitability. We also made improvements to our balance sheet during the quarter by reducing inventory and accounts receivable. As a result of these efforts, our cash position improved to $12.9 million at quarter end.”

Real Goods Solar announced that it will host a conference call tomorrow, May 7, 2009, at 8:30 a.m. PDT (11:30 a.m. EDT) to review the first quarter results.

Dial-in No.:	877-941-6009 (domestic) or 480-629-9770 (international)
Passcode:	Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until midnight EDT on May 14, 2009.

Replay number:	800-406-7325 (domestic) or 303-590-3030 (international)
Pin:	4065647

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential solar energy integrator, having installed over 4,500 solar systems. Real Goods Solar offers turnkey solar energy services, and has 30 years of experience in residential solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods’ filings with the Securities and Exchange Commission. Real Goods assumes no duty to update any forward-looking statements.

Contact:	John Mills
Senior Managing Director
ICR, Inc.
310-954-1105
jmills@icrinc.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31, 2009		Three Months Ended March 31, 2008
Net revenue	$9,531	100.0%	$6,568	100.0%
Cost of goods sold	7,229	75.8%	4,731	72.0%

Gross profit	2,302	24.2%	1,837	28.0%
Operating expenses	4,554	47.8%	2,326	35.4%

Loss before income taxes	(2,252)	-23.6%	(489)	-7.4%
Income tax benefit	(881)	-9.2%	(192)	-2.9%

Net loss	(1,371)	-14.4%	(297)	-4.5%
Net income attributable to the noncontrolling interest	—	0.0%	(9)	-0.2%

Net loss attributable to Real Goods Solar, Inc.	$(1,371)	-14.4%	$(306)	-4.7%

Weighted-average shares outstanding:
Basic	17,890		10,000
Diluted	17,890		10,000
Net loss per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$(0.08)		$(0.03)
Diluted	$(0.08)		$(0.03)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,887	$12,339
Accounts receivable, net	5,747	7,711
Inventory	5,408	9,170
Deferred costs on uncompleted contracts	1,004	970
Deferred advertising costs	331	251
Deferred tax assets	188	515
Other current assets	524	521

Total current assets	26,089	31,477
Property and equipment, net	5,210	5,298
Deferred tax assets	3,571	2,239
Other assets	1,269	1,051

Total assets	$36,139	$40,065

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,048	$6,501
Accrued liabilities	1,719	1,135
Deferred revenue on uncompleted contracts	331	400
Payable to Gaiam	2,420	1,111

Total current liabilities	6,518	9,147
Commitments and contingencies
Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 15,752,107 and 15,736,683 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	1	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 2,153,293 shares shares issued and outstanding at March 31, 2009 and December 31, 2008	—	—
Additional paid-in capital	59,446	59,372
Accumulated deficit	(29,826)	(28,455)

Total shareholders’ equity	29,621	30,918

Total liabilities and shareholders’ equity	$36,139	$40,065